U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                            ---------------------

                               AMENDMENT NO. 5
                                     TO
                                  FORM SB-2
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                            ---------------------

                    ABACUS RESEARCH AND DEVELOPMENT, INC.
                ---------------------------------------------
               (Name of small business issuer in its charter)

Delaware                       7373                    85-0377572
(State or other          (Primary Standard             (IRS Employer
jurisdiction             of Industrial Classification  Identification
incorporation            or Code Number)               Number)
organization)

                         2601 Wyoming, NE  Suite 209
                           Albuquerque, NM  87112
                               (505) 766-9115
        (Address and telephone number of principal executive offices)
                            ---------------------

                         2601 Wyoming, NE  Suite 209
                           Albuquerque, NM  87112
   (Address of principal place of business or intended principal place of business)

                       Clifford T. Matthews, President
                    ABACUS RESEARCH AND DEVELOPMENT, INC.
                         2601 Wyoming, NE  Suite 209
                           Albuquerque, NM  87112
                               (505) 766-9115
          (Name, address and telephone number of agent for service)
                            --------------------

                        Copies of Communications to:

                            Stoecklein Law Group
                        402 West Broadway, Suite 400
                             San Diego, CA 92101
                               (619) 595-4882
                             Fax (619) 595-4883

        Approximate date of commencement of proposed sale to public:
  As soon as practicable after the registration statement becomes effective
                         --------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       Calculation of Registration Fee

                                           Proposed
                                           Offering   Proposed
                                            Price     Maximum
                               Amount to     Per     Aggregate    Amount of
   Title of Each Class of          be       Share     Offering   Registration
 Securities to be Registered   Registered    (1)     Price (1)     Fee (2)
Common Stock, $.001 par value  1,000,000    $5.00    $5,000,000     $1,250
                               ----------  --------  ----------  ------------
            TOTAL              1,000,000    $5.00    $5,000,000     $1,250
                               ==========  ========  ==========  ============

(1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).
(2)  Previously paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration  Statement shall thereafter become effective in accordance  with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

             Subject to Completion, dated _______________, 2002

Initial Public Offering
     PROSPECTUS

                                    ARDI

                      1,000,000 Shares of Common Stock
                               $5.00 per share
The Offering

                       Per share    Total
Public Price.            $5.00    $5,000,000
Commissions.              $0          $0
Proceeds to ARDI.        $5.00    $5,000,000

Minimum Purchase.     200 shares    $1,000

We are offering to the public a minimum of 600,000 and a maximum of 1,000,000 shares of common stock on a "direct public offering" basis through our officer and director, Clifford Matthews. We have set a minimum investment of 200 shares ($1,000). If we do not sell at least the minimum of 600,000 shares by January 1, 2003, the offering will terminate and all money paid for shares will be promptly returned to the purchasers, without interest and without deduction.

This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering. Funds received prior to the completion of the minimum offering amount will be placed into an escrow account at Sunwest Escrow, LC.
                          ________________________

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase. See "Risk Factors" beginning on page 4 for a discussion of material risks that you should consider prior to purchasing any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                          ________________________

The information contained in this prospectus is subject to completion or amendment. We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered in this prospectus. We may not sell nor may we accept any offers to buy the securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities. We shall not sell these securities in any state where such offer, solicitation or sale would be unlawful before we register or qualify the securities for sale in any such State.
           THE DATE OF THIS PROSPECTUS IS _________________, 2002.

                             Prospectus Summary

     You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in "Risk Factors."

Abacus Research and Development, Inc. ("ARDI")

     ARDI develops a particular type of computer software known as emulation software. Emulation software enables a computer or part of a computer of one type to imitate a computer or part of a computer of a different type. ARDI's emulation software allows PCs and workstations to run Macintosh software.

     Clifford T. Matthews founded ARDI in 1986 by beginning to write Macintosh emulation software. In 1989 Clifford T. Matthews incorporated ARDI as a corporation in Delaware. Since its founding, ARDI has been developing Macintosh compatibility using the methodology called reverse-engineering. Reverse-engineering is using information about an existing entity, for example a Macintosh computer, to create an emulation of that entity. None of ARDI's employees, contractors or volunteers has disassembled any of Apple Computer's software; all of ARDI's reverse-engineering has been done using publicly available specifications and test programs run on Macintoshes. This process is known as strictly clean-room reverse engineering.

     Macintosh programs use routines (collections of computer instructions) provided by the Macintosh Operating System to interact with the Macintosh computer. ARDI has reverse-engineered 1,200 of these routines. One source of information ARDI has used is the Inside Macintosh series of documentation that lists the names of these routines and what each routine does. Programmers use these routines to construct their software. Writing its own set of 1,200 of these routines enables ARDI to sell software that allows hundreds of Macintosh applications to run on machines that do not contain Apple's intellectual property.

     In addition to the 1,200 Macintosh-specific routines that ARDI has written, ARDI has also created software that translates computer instructions meant for the Motorola 680x0 family of Central Processing Units (CPUs) into the instructions used by the CPU inside PCs. Motorola 680x0 CPUs were used in Apple's Macintosh computers from 1983 through 1994 and are currently used in Personal Digital Assistants (PDAs) such as those made by Palm and Handspring. Software that allows a CPU to execute the instructions of a different type of CPU is known as a synthetic CPU.

     ARDI has combined its Macintosh-specific routines and its synthetic CPU into two Macintosh compatibility product lines: Carbonless Copies and Executor.

     Carbonless Copies is used by Macintosh programmers to create new versions of their applications for non-Macintoshes. For example, a company that developed a word processor for Japanese text for the Macintosh has used Carbonless Copies to create a version of their word processor for PCs running Microsoft's Windows operating system. They also used Carbonless Copies to create another version of their word processor for PCs running the Linux operating system. Carbonless Copies makes ARDI's 1,200 Macintosh-specific routines available to programmers who want to release their applications on Windows or Linux without rewriting their programs.

     Executor is used by individuals to run their existing Macintosh software on PCs. An example of an Executor user would be someone who uses a Macintosh at home and a PC at work. Executor allows this user the ability to create documents on their home machine and be able to read them on their work machine without having to purchase a PC for their home.

     Although ARDI's initial products have specifically been created to allow Macintosh programs to run on PCs, the same synthetic CPU that is in ARDI's Executor product can emulate the CPU in certain Personal Digital Assistants
(PDAs), enabling new hardware to be compatible with PDAs.

     ARDI currently has only two employees and its auditor has issued a going concern qualification in the footnotes to its financial statements. ARDI has managed to remain in business on a very limited operating budget, which has forced a majority of the product programming to be borne by Clifford Matthews. The proceeds of this offering will allow ARDI to hire additional employees and improve its proprietary technology to increase functionality and applicability to technological changes.

     ARDI's principal offices are located at 2601 Wyoming, NE Suite 209, Albuquerque, NM 87112 and its telephone number is (505) 766-9115. ARDI's website can be accessed at www.ardi.com. Information contained on ARDI's website is not a part of this prospectus.

                                The Offering

Securities Offered.           600,000 shares minimum
                              1,000,000 shares maximum of common stock

Price Per Share.              $5.00

Minimum Purchase.             200 shares or $1,000

Offering Termination Date.    January 1, 2003

Common Stock Outstanding
     before Offering.         2,393,770 shares of common stock

Common Stock Outstanding
     after Offering.          2,993,770 shares - minimum offering
                              3,393,770 shares - maximum offering

Estimated Net Proceeds.       $3,000,000 - minimum offering
                              $5,000,000 - maximum offering

Use of Proceeds.                             The proceeds of the offering
                              will be used for our marketing and promotional program, additional product development, and for general working capital.


                        SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

                                        For the Six                For the
                                          Months     For the Year    Year
                                           Ended        Ended       Ended
                                         March 31,    September   September
                                           2002        30, 2001    30, 2000
Operating Statement Data:               (unaudited)   (audited)   (audited)
Income Statement Data:
Revenues:
     Sales revenue                      $    28,875  $     64,506  $  68,577
     Licensing revenue                            0        56,000          0

Expenses:
          Total Expenses:                    52,362       125,263    118,613
                                        -----------  ------------  ---------
Other Income or Expenses
     Interest Income                          2,130         6,167      4,975
     Interest Expense                       (6,782)      (11,086)   (22,382)
     Deemed interest expense
     associated with beneficial
     conversion of notes payable (1)             --   (1,277,365)         --
                                        -----------  ------------  ---------
Net Income (Loss) from Operations       $  (28,139)  $(1,287,041)  $(67,443)
                                        ===========  ============  =========
Basic and diluted earnings per share    $    (0.01)  $     (0.71)  $  (0.06)
                                        ===========  ============  =========

                                             At           At          At
Balance Sheet Data:                       March 31,   September   September
                                            2002       30, 2001    30, 2000
                                         (unaudited)  (audited)   (audited)
Total Assets.                            $   113,406  $  146,440  $   75,698
Liabilities.                             $   199,405  $  204,300  $  312,230
                                         -----------  ----------  ----------
Stockholders' Equity (Deficit).          $  (85,999)  $ (57,860)  $(236,532)
                                         ===========  ==========  ==========

  (1) In January of 2001, ARDI issued 1,036,020 shares in a beneficial conversion of amounts owed at September 30, 2000 totaling $17,660. The shares were valued at $1.25 for accounting purposes and the amount of value issued over the debt retired was included as Interest expense.

                                Risk Factors

     Investors in ARDI should be particularly aware of the inherent risks associated with its business plan. As of the date of this filing, its management is aware of the following material risks.

Risks Relating to Our Business:

Our auditor's report reflects the fact that without realization of additional capital, it would be unlikely for us to continue as a going concern.

     As a result of our deficiency in working capital at September 30, 2001, our auditors have included a paragraph in their report regarding substantial doubt about our ability to continue as a going concern. Our plans in this regard are to seek additional funding through this offering and future equity private placements or debt facilities.

Our products may have defects, which could harm our reputation, decrease market acceptance of our products, cause us to lose customers and revenue, and result in liability to us.

     Our complex software products may contain defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contains defects, or has reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could harm our ability to retain or attract customers.

     In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as upgrades or patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers.

Our products may infringe upon the intellectual property rights of others, which may require us to pay significant license fees, prevent us from selling our products, and/or may cause us to become subject to expensive litigation or incur damages.

     Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be sure that our products do not and will not infringe upon issued patents or other intellectual property rights of others. Historically, patent applications in the United States have not been publicly disclosed until the patent is issued, and we may not be aware of filed patent applications that relate to our products or technology. If patents later issue on these applications, we may be liable for infringement. In addition, leading companies in the software industry have extensive portfolios with respect to software technology. From time to time, third parties, including these leading companies, may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related methods that are important to us. We expect that we may become subject to infringement claims as the number of products and competitors in our target markets grows and the functionality of products overlaps. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. We may also be subject to claims from customers for indemnification. Any resulting litigation could result in substantial costs and diversion of resources.

     If it were determined that our products infringe upon the intellectual property rights of others, we would need to obtain licenses from these parties or substantially re-engineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms or at all, or to re-engineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or enjoined from licensing or using the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

Apple Computer, Inc. may try to stop us from continuing our business by filing infringement claims or other legal actions, which would severely hamper our ability to continue to license or sell our products.

     If we are seen as a threat to Apple they could sue us to attempt to stop us from producing any more of our products. We have produced our software independent of all Apple source code, relying merely on published documentation accessible to all third-party software developers. Neither Clifford Matthews, our president and founder, nor any of ARDI's employees, contractors or contributors have ever been employed by Apple. To document its independent development effort, ARDI maintains hundreds of pages of hand-written notes, describing early design issues. More significantly, ARDI can fully document the evolution of its software, dating back to 1986, and has written its software in a language different from that used by Apple. However, should Apple choose to sue us it could have a severe adverse effect on our business and plan of operation.

Our failure to protect our proprietary rights, or the costs of protecting these rights, may harm our ability to compete.

     We believe that our success will depend in part upon our proprietary technology. We rely on a combination of copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. These legal protections provide only limited protection and may be time consuming and expensive to obtain and enforce. Our failure to adequately protect our proprietary rights could result in competitors offering similar products and impair our ability to compete. Moreover, despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Also, our competitors may independently develop similar, but not infringing, technology, duplicate our products, or design around our intellectual property. In addition, other parties may breach confidentiality agreements or other protective contracts with us, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

We operate in a sub-section of the highly competitive computer software market and may not be able to compete effectively, which could result in additional financial losses to us.

     We expect that if we are successful in our strategy to expand the scope of our products and services, we may encounter many additional market-specific competitors. In addition, because there are relatively low barriers to entry in the software market, we expect additional competition from reverse-engineering software developers that may have not previously focused on the Macintosh. Some of these companies, as well as some other competitors, may have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of their products, or adopt more aggressive pricing policies to gain market share. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of software industry consolidations.

Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. We may not be able to compete successfully against current and future competitors, in which case our business could suffer, resulting in more significant financial losses.

Our operating results are difficult to predict in advance and may fluctuate significantly. If our common stock becomes publicly traded, a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

     There is little historical financial information that is useful in evaluating our business, prospects and future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. We expect our future operating results to fluctuate significantly from quarter to quarter. If our operating results fail to meet or exceed the expectations of analysts or investors, our stock price would likely decline substantially. Factors that are likely to cause our results to fluctuate include the following:

* the gain or loss of significant customers or significant changes in purchasing volume;
* the amount and timing of our operating expenses and capital expenditures;
* changes in the volume of our product sales and pricing concessions on volume sales;
*    the timing, rescheduling or cancellation of customer orders;
*    the varying length of our sales cycles;
* the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;
* our ability to specify, develop, complete, introduce and market new products and technologies and bring them to volume production in a timely manner;
* the rate of adoption and acceptance of new industry standards in our target markets;
* the effectiveness of our product cost reduction efforts and those of our suppliers;
*    changes in the mix of products we sell; and
*    changes in the average selling prices of our products.

We are highly dependent on Clifford T. Matthews, our CEO and founder. The loss of Mr. Matthews, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

     Our success depends heavily upon the continued contributions of Clifford
T. Matthews, our CEO and founder, whose knowledge, leadership and technical expertise would be difficult to replace. Mr. Matthews is employed at-will. We have no employment contract and maintain no key person insurance on Mr. Matthews. If we were to lose his services, our ability to execute our business plan would be harmed.

If we are unable to recruit, hire, train and retain additional sales, marketing, operations, engineering and finance personnel, our growth will be impaired.

     To grow our business successfully and maintain a high level of quality, we will need to recruit, retain and motivate additional highly-skilled sales, marketing, engineering and finance personnel. If we are not able to hire, train and retain a sufficient number of qualified employees, our growth will be impaired. In particular, we will need to expand our sales and marketing organizations in order to increase market awareness of our products and to increase revenue.

     In addition, as a company focused on the development of complex products, we will need to hire additional engineering staff of various experience levels in order to meet our product roadmap. The market for skilled employees is extremely limited. We may have even greater difficulty recruiting potential employees after this offering if prospective employees perceive the equity component of our compensation package to be less valuable after this offering than before this offering.

We are subject to various risks associated with technological change and if we do not adapt our products to these changes our business will be adversely affected through decreased gross product margins and loss of market share.

     The computer software market involves numerous characteristics that expose our existing and future technologies, service practices and methodologies to the risk of obsolescence. These characteristics included the following:

*    rapid changes in technology;
*    rapid changes in user and customer requirements;
* frequent new service or product introductions embodying new technologies; and
*    the emergence of new industry standards and practices.

     Our performance will partially depend on our ability to license leading technologies, enhance our existing services, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of software entails significant technical and business risks. We cannot predict if we will use new technologies effectively or adapt our products to consumer, vendor, advertising or emerging industry standards. If we were unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, results of operations and financial condition could be materially adversely affected.

Risks Relating to This Offering:

There is no current public market for our common stock, therefore investors in this offering will have a very limited ability to liquidate their investment for any reason.

     As of the date of this prospectus, there is no public market for our common stock. At this time we have no plans to apply for listing our common stock on any quotation system or stock exchange. If we do become listed with respect to our common stock on a quotation system or stock exchange, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result, investors may be unable to liquidate their investment for any reason.

Due to our low book value, investors in this offering will incur substantial immediate dilution of up to $4.04 per share.

     Investors who purchase shares of common stock in this offering will pay a per share price that substantially exceeds the value of our assets after subtracting liabilities. Accordingly, the offering price is substantially higher than the book value per share of our outstanding common stock. As a result, an investor who acquires shares of common stock in this offering will incur immediate substantial dilution of approximately $4.04 per share if the minimum offering is achieved and $3.57 per share if the maximum offering is achieved. See "Dilution" for a more detailed description of how new shareholders will incur dilution.

Because our common stock may be deemed a low-priced "Penny" stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

     Our common stock may become subject to "penny stock" rules and if so our shareholders will in all likelihood find it difficult to sell their common stock.

     If the trading price of the common stock falls below $5.00 per share, trading in the common stock would become subject to various rules under the Securities Exchange Act of 1934 which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security that has a market price of less than $5.00 per share). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the common stock, thereby severely limiting the market liquidity of the common stock and the ability of purchasers in this offering to sell common stock in the secondary market.

Clifford Matthews, our president, director and founder, holds a majority of our common stock, therefore investors will have minimal influence on shareholder decisions.

     Clifford Matthews beneficially owns 1,553,000 shares or 65% of our common stock. He will not purchase shares in the offering. If the minimum number of shares is sold, he will own 52% of the outstanding shares. If the maximum number of shares is sold, he will own 46% of the outstanding shares. In the case of the minimum offering, Mr. Matthews has and will continue to have the ability to control our management policies and decisions as well as issues that require a shareholder vote. Mr. Matthews can control the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all or substantially all of our assets. His interests may differ from the interests of other shareholders with respect to management issues.

If we need additional financing, we may not be able to raise further financing or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

     We believe that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least twelve months after the date of this prospectus. We might need to raise additional funds, however, to respond to business contingencies, which could include the need to:

*    fund more rapid expansion;
*    fund additional marketing expenditures;
*    develop new products or enhance existing products;
*    enhance our operating infrastructure;
*    hire additional personnel;
*    respond to competitive pressures; or
*    acquire complementary businesses or technologies.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

Since this is a direct public offering with no underwriter, we may not be able to sell any shares. If we do not sell any shares or enough to reach the minimum offering amount, we will be forced to seek other financing to expand our operations.

     We have not retained an underwriter to sell any of our shares. We are conducting this offering as a direct public offering, which means there is no guarantee as to how much money we will be able to raise or if we will successfully sell any of the shares in this offering or if we do sell shares that we will successfully meet our 600,000 share minimum. Our officer and director, Clifford Matthews, will be selling the shares and has no prior experience in selling securities. If he fails to sell at least the minimum number of shares offered in this prospectus, our ability to implement our business plan will be materially effected and we will be forced to seek other methods of financing.

About this Prospectus

     You should only rely on the information contained in this prospectus.
We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Available Information

     We are not subject to the informational requirements of the Securities Exchange Act of 1934. Once our securities are registered under the Securities Exchange Act of 1934, we will file reports and other information with the Securities and Exchange Commission. We intend to register our securities under Section 12(g) of the Exchange Act. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public through the SEC's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC's website http://www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing unaudited interim financial statements for the first three-quarters of each fiscal year.

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC's public reference facilities or through the SEC's EDGAR website.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

                               USE OF PROCEEDS

     The amounts and timing of expenditures described in the table for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of our marketing, distribution and further development of our products and services, competing technological and market developments, changes in our existing research relationships, our ability to establish collaborative arrangements, the initiation of commercialization activities and the availability of other financing. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our available cash and short-term investments, the maximum proceeds of this offering and cash flow from operations, if any, will be adequate to satisfy our capital needs for at least 12 months following consummation of this offering.

      The proceeds from the sale of the shares of common stock offered hereby are estimated to be approximately $3,000,000 upon meeting the minimum offering and approximately $5,000,000 upon meeting the maximum offering. We intend to utilize the estimated net proceeds during the 12-month period following this offering for the following purposes:

                                                     Minimum       Maximum
                                                      Amount       Amount
Total Proceeds                                      $3,000,000   $5,000,000

Less: Offering Expenses
 Legal                                               $25,000       $25,000
 Accounting                                           $5,000       $5,000
    Copying, Printing & Advertising                  $15,000       $15,000
    SEC Filing Fee                                    $1,250       $1,250
    Other expenses                                    $3,750       $3,750
                                                   ------------ ------------
Net Proceeds from Offering                          $2,950,000   $4,950,000
                                                   ============ ============
Use of Net Proceeds

     Research and Development; including
        dirty-room/clean-room reverse engineering   $1,000,000   $1,400,000
     Sales & Marketing                               $650,000     $750,000
     Executive                                       $300,000     $300,000
     Technical Support & Internal Engineering        $200,000     $200,000
     General & Administrative                        $150,000     $150,000

     Working Capital                                 $650,000    $2,150,000
                                                   ------------ ------------
Total Use of Net Proceeds                           $3,000,000   $5,000,000

     We intend to apply the balance of the proceeds of the offering to working capital. Our management will have broad discretion with respect to the use of proceeds retained as working capital. Such proceeds may be used to defray overhead expenses, purchase capital equipment, fund expansion and negative cash flow positions and for future opportunities and contingencies that may arise.
                       DETERMINATION OF OFFERING PRICE

     We have arbitrarily determined the initial public offering price of the shares. We considered several factors in such determination. Including the following:

* prevailing market conditions, including the history and prospects for the industry in which we compete;
*    our future prospects; and
*    our capital structure.

     Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

                                  DILUTION

     The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

     At March 31, 2002 our common stock had a pro forma net tangible book value of approximately $(85,999) or $(0.04) per share. After giving effect to the receipt of the net proceeds from the minimum and maximum offering offered in this prospectus at an assumed initial offering price of $5.00 per share, our pro forma net tangible book value at March 31, 2002, would have been $2,864,001 or $0.96 per share in the minimum offering and $4,864,001 or $1.43 per share in the maximum offering. This represents an immediate increase in net tangible book value to our present stockholders of $0.99 in the minimum offering and $1.47 per share in the maximum offering. This results in immediate dilution per share to investors of $4.04 or 80.87% in
the minimum offering and $3.57 or 71.34% in the maximum offering.   The
following table illustrates dilution to investors on a per share basis:

                                                            Minimum  Maximum
Offering price per share...                                   $5.00    $5.00
Net tangible book value per share before offering.          $(0.04)  $(0.04)
Increase per share attributable to investors.                 $0.99    $1.47
Pro forma net tangible book value per share after offering.   $0.96    $1.43

Dilution per share to investors.                              $4.04    $3.57


     The following table summarizes, as of March 31, 2002 the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering. The table assumes the sale of the 1,000,000 shares maximum offered in this prospectus at an assumed initial public offering price of $5.00 per share and before any deduction of estimated offering expenses.

                                                                    Average
                                                                     Price
                                                   Total Cash         Per
                             Shares Purchased     Consideration      Share
                             Amount   Percent    Amount    Percent
Original Stockholders       2,393,770   71%    $1,569,819  23.89%    $0.66
Public Stockholders         1,000,000   29%    $5,000,000  76.11%    $5.00
                            --------- -------  ----------  -------
     Total                  3,393,770   100%   $6,569,819   100%
                            ========= =======  ==========  =======


               PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

     This is a "direct public" offering. We will not receive any proceeds of the offering unless we sell shares equal to the minimum offering amount. If the minimum offering is not sold, subscribers will lose the use of their funds for the offering period expiring on January 1, 2003; the funds invested by them will be promptly returned to the subscribers at the end of the offering without interest and without deduction.

     We are offering a minimum six hundred thousand (600,000) shares and a maximum of one million (1,000,000) shares, at five dollars ($5.00) per share. We can give no assurance that the minimum number of shares will be sold. If subscriptions are received for fewer than 600,000 shares, no shares will be sold.

     Funds received prior to reaching the 600,000 share minimum will be held in a escrow account at Sunwest Escrow, LC and will not be released to us until the minimum offering is achieved.

     If we do not sell at least the minimum of 600,000 shares by January 1, 2003, the offering will terminate and all money paid for shares will be promptly returned to the purchasers, without interest and without deduction.

        If we were to be unsuccessful in achieving the minimum offering, funds will be redistributed to all investors who have purchased the shares offered in this prospectus. Upon achieving the minimum offering and the acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers. We may continue to offer shares through January 1, 2003 or until we have sold all of the securities offered in this prospectus. During the offering period, no subscriber will be entitled to any refund of any subscription.

     We will sell the shares on a "direct public offering basis" through Clifford Matthews, our chairman and president, who will not receive any compensation in connection with the sale of shares, although we will reimburse him for expenses incurred in connection with the offer and sale of the shares. He will be relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sale of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, he must be in compliance with all of the following:

*    he must not be subject to a statutory disqualification;
* he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
*    he must not be an associated person of a broker-dealer;

* he must restrict participation to transactions involving offers and sale of the shares;
* he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and
* he must restrict participation to written communications or responses to inquiries of potential purchasers.

     Mr. Matthews intends to comply with the guidelines enumerated in Rule
3a4-1.

     None of our officers or directors have the ability to purchase shares in this offering.

Terms of the Offering:

     The proceeds of this offering will be held in an escrow account with Sunwest Escrow, LC. The escrow account has been established for the sole purpose of depositing the funds received prior to achieving the minimum offering amount of shares. Once the minimum offering is completed and the funds are released to us the escrow account will be promptly closed.

     You may purchase shares by completing and manually executing the subscription agreement attached to this Prospectus and delivering it with your payment in full for all shares that you wish to purchase to our offices. All payments are to be made by cash, check or money order payable only to:
"SUNWEST ESCROW". Your subscription shall not become effective until accepted by us and approved by our counsel.

                                 LITIGATION

     We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

                                 MANAGEMENT

     The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Information as to the directors and executive officers are as follows:

Name                          Age   Title

Clifford T. Matthews           39   President, CEO, Secretary, Director
Irvin Metelitis                66   Treasurer
Michael Angst                  35   Director
Leonard Hall                   54   Director

Duties, Responsibilities and Experience

Clifford T. Matthews, president, CEO, secretary and a director of ARDI, received his M.S.C.S from the University of New Mexico in 1985. His emphasis was on operating systems and programming languages. Matthews began programming when he was 13 years old and was programming professionally at
16. Mr. Matthews has served as our chairman of the board since our inception in 1989.

Matthews began working on Macintosh emulation in July of 1986 founding ARDI. Matthews wrote the core library routines that are at the heart of Executor and Carbonless Copies. Matthews created the first version of Executor on a Sun3 computer and did the first port of Executor, from the Sun3 to a NeXT running NEXTSTEP.

During the first few years of Macintosh emulation work, Matthews continued to occasionally work as a consultant. At CompuGraphics, Matthews developed software that solved specific graphics problems by using pipelined digital processors. Matthews designed and prototyped an electronic communication system for Salomon Brothers when they switched to UNIX systems in 1989.

Irvin Metelitis, treasurer of ARDI, has been a Certified Public Accountant for the past 35 years and specializes in advising clients in financial matters, tax planning, estate planning and tax preparation.

Michael Angst, a director of ARDI, has been employed as the COO of National Healthcare Resources, Inc. since 1996. Mr. Angst also has numerous years experience in the financial and technology industries. Mr. Angst received his B.S. in Engineering from the University of Pennsylvania in 1988. Mr. Angst has been a director of ARDI since March 2001.

Leonard Hall, Ph.D, a director of ARDI, brings more than 30 years of successful administration of education programs in the public sector and was a founder and senior vice president of a start-up software company. That company, Skillsbank Corporation, was started in 1986 through a limited private stock placement and was subsequently acquired by the Learning Company in 1997. Mr. Hall has been a director of ARDI since March 2001.

                           PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 600,000 shares minimum and 1,000,000 shares maximum of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by each of our directors, proposed directors and executive officers, and by all of our directors, proposed directors and executive officers as a group. The address of each person is care of ARDI.

                                                        Percent    Percent
                                              Percent    After      After
                                    Number     Before   Offering   Offering
    Name of Beneficial Owner       Of Shares  Offering (Minimum)  (Maximum)
Clifford T. Matthews (1)           1,553,000    65%       52%        46%
Irvin Metelitis                     16,400       1%        1%         1%
Michael Angst (2)                   50,000       1%        1%         1%
Leonard Hall (3)                    50,000       1%        1%         1%
Mathew Hostetter                    336,070     14%       11%        10%
                                   ---------  -------  ---------  ---------
All Directors, Officers and
Principle Stockholders as a Group  1,955,470    82%       66%        59%

     "Beneficial ownership" means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days from the date of this prospectus.

(1) On March 23, 2001, Mr. Matthews was granted 50,000 options to purchase common shares at a price of $1.25 per share.
(2) On March 23, 2001, Mr. Angst was granted 50,000 options to purchase common shares at a price of $1.25 per share.
(3) On March 23, 2001, Mr. Hall was granted 50,000 options to purchase common shares at a price of $1.25 per share.

                          DESCRIPTION OF SECURITIES

Common Stock

     Our certificate of incorporation authorizes the issuance of 6,000,000 shares of common stock, $0.001 par value per share, of which 2,393,770 shares were outstanding as of the date of this prospectus. Upon sale of the 600,000 shares minimum and 1,000,000 share maximum, we will have outstanding 2,993,770 or 3,393,770 shares of common stock, respectively. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of ARDI, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.


                                LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

                                   EXPERTS

     The financial statements of ARDI as of September 30, 2001 and September 30, 2000 are included in this prospectus and have been audited by Weaver & Martin, LLC, an independent auditor, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such individual as an expert in accounting and auditing.

                          DISCLOSURE OF COMMISSION
         POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     No director of ARDI will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in the certificate of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

*    any breach of the director's duty of loyalty to us or our stockholders
* acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
*    or under applicable Sections of the Delaware Revised Statutes or,
* for any transaction from which the director derived an improper personal benefit.

     The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

     Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting ARDI. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in ARDI in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

                                OUR BUSINESS

Definitions,Comparisons and Distinctions

     ARDI's goal is to be a leader in emulation software. ARDI's most technically sophisticated work to date has been its software that allows certain classes of Macintosh applications to run on PCs. In order to describe ARDI's accomplishments and the challenges facing ARDI, this prospectus uses some industry-specific terms. This section of the prospectus provides definitions of these terms as well as comparisons to similar terms and important distinctions that relate to ARDI's business.

Emulation

     ARDI develops computer software. The type of computer software that ARDI creates is emulation software. Emulation is the ability to perform a task or function that is normally provided by something else. Emulation software can be packaged for use by computer users, computer programmers and computer manufacturers. ARDI's emulation software is currently packaged for use by computer users as ARDI's Executor product line and for use by programmers as ARDI's Carbonless Copies product line. ARDI does not yet package its emulation software for use by computer manufacturers.

CPU Emulation

     One type of emulation software is CPU emulation. Inside every computer is at least one Central Processing Unit (CPU). CPUs are the part of computers that perform computation. CPUs retrieve instructions from memory and execute (perform what the instruction specifies) these instructions at rates of hundreds of millions of these simple instructions per second. The engineers who design CPUs decide the format of the instructions that a given CPU will use. IBM-compatible PCs use Intel 80x86-compatible CPUs such as Intel's Pentium and Celeron line and AMD's Athlon and Duron line of CPUs. Macintosh computers have never used Intel 80x86-compatible CPUs; the original Macintosh used Motorola 680x0 CPUs and current Macintoshes use Motorola & IBM PowerPC CPUs. CPU emulation software allows a CPU to execute instructions that are otherwise incompatible with that CPU.

OS Emulation

     Another type of emulation software is Operating System (OS) emulation. Operating Systems are collections of instructions that provide a set of routines to the programs that run on the computer. Typically OS routines are grouped into layers, where the lowest layers directly interact with the computer hardware and where higher layers interact with lower layers. Maintaining layers reduces the complexity of developing, debugging and updating the OS. In IBM-compatible PCs, the lowest layer is known as the BIOS (Basic Input/Output System). OS emulation software allows a computer to provide routines that are not normally provided by the OS that comes with the computer. In some cases OS emulation replaces all the layers of an OS. In other cases, only certain layers are replaced.

Platform

     A combination of computer hardware and an operating system is called a platform. For example, an IBM-compatible PC running Microsoft's Windows XP Operating System is a different platform than the same PC running the Linux operating system. Computer software is traditionally released for particular platforms. Running computer software on a platform for which it was not developed may require emulation. Whereas engineering considerations dictate when CPU emulation is needed, licensing considerations dictate when OS emulation is needed. When the IBM PC was cloned, for example, the cloners didn't need CPU emulation, but did need their own BIOS implementation. This was because PC clone makers could purchase the same CPU for their clones as IBM used in their PCs, but IBM did not license the BIOS. Although IBM didn't license their BIOS, Microsoft did license the rest of the operating system, DOS and later Windows, for use in clones. Apple does not license any of their Classic Macintosh Operating System for use in clones. ARDI's technology and experience in CPU and OS emulation will allow ARDI to create Macintosh emulation software that takes platform distinctions into account.

Reverse Engineering

     Reverse engineering is a development method that uses information about an existing entity to produce a new entity that has some of the same properties of the existing entity. For example, ARDI has reverse-engineered the Motorola 680LC040 CPU and has also reverse-engineered 1,200 Macintosh Classic Operating System routines. In other words, by using information about the 680LC040 CPU and about the Macintosh Classic Operating System, ARDI has produced software that performs enough of the same functions of the CPU and the Operating System to run hundreds of Macintosh programs.

Clean-Room Reverse Engineering

     Software that is created that is functionally equivalent to other software is said to be Clean-Room Reverse Engineered if the creators avoid directly examining the software that is to be emulated. This can be done by using published specifications and test programs. Using clean-room reverse-engineering prevents the developers from including pieces of the software to be emulated in the emulated software. It does not prevent the developers from infringing on patents or infringing on look-and-feel copyrights. It can also be a labor intensive methodology because any behavior that either isn't documented in the publicly available specifications or that is incorrectly documented can cause the developers to write, run and analyze complex tests to determine the true behavior of the system being emulated. Although Apple's Classic Macintosh Operating System is fairly well documented by Apple in Inside Macintosh series of books, each error and omission results has either resulted in an incompatibility in ARDI's software or the expenditure of time searching for better documentation or writing, running and analyzing test programs.

     Software that is created that is functionally equivalent to hardware is said to be Clean-Room Reverse Engineered if the creators avoid looking at the hardware implementation. In general, there is little need to examine the hardware implementation when emulating a CPU, because CPUs have well-defined specifications.

Dirty-Room/Clean-Room Reverse Engineering

     Dirty-Room Engineering is where the thing being emulated is directly examined. For example, looking at the individual instructions that make up a computer program, even if only to determine specifications that aren't publicly available, is an example of dirty-room reverse engineering. Dirty-room reverse engineering done by the same engineers who create the emulation software runs the risk of deliberate or accidental copyright violations by incorporating portions of the software to be emulated in the emulator. To avoid this risk, dirty-room reverse engineering can be done in conjuction with clean-room engineering by using two physically and electronically isolated teams where one team does dirty-room engineering and the other does clean-room engineering. In strictly clean-room reverse engineering when it is determined that the specification that the clean-room engineers are working from is insufficient to produce the degree of compatibility desired, the only recourse is to search for additional documentation or to write tests that are run and analyzed in an effort to gain more information. In Dirty-Room/Clean-Room Engineering, the clean-room engineers write a description of the portion of the specification that needs elaboration or clarification. The dirty-room engineers then use that request to create additional functional specifications. These functional specifications should not reveal the way in which the emulated software has been written, or it would defeat the purpose of having separate clean-room and dirty-room engineers. One way to prevent such things from occurring is to not allow the clean-room and dirty-room engineers to talk to each other. Instead all communication between the two teams is passed through an intermediary who enforces the protocol that only functional specifications are passed from the clean-room to the dirty-room.

     For complex products, the number of man-hours needed to create an emulation using dirty-room/clean-room reverse engineering may be less than the number of man-hours needed to create an emulation using only clean-room reverse engineering. This will be so when it is considerably easier for dirty-room engineers to determine hidden specifications, than it is for clean-room engineers to determine the same hidden specifications through the construction and analysis of tests.

Strictly Clean-Room Reverse Engineering

     Because clean-room engineering can be used in conjunction with dirty-room engineering, a product is said to be produced as Strictly Clean-Room Reverse Engineered when no dirty-room engineering is used. To date, ARDI has used strictly clean-room reverse engineering in constructing its software, even though doing so has been less efficient than using dirty-room/clean-room reverse engineering. The benefit to ARDI of using strictly clean-room techniques is that ARDI has avoided the overhead of having separate dirty-room engineers and an intermediary. The significant drawback has been that ARDI's lower operating system layers are not sufficiently compatible to allow Apple's upper operating system layers to work with them. Such compatibility may be easier to provide using dirty-room/clean-room reverse engineering.

Classic MacOS

     Apple first released the Macintosh in 1984. The original Macintosh Operating System made hundreds of routines available to programmers to use in their Macintosh programs. Over the years, Apple steadily added routines. Occasionally some routines that were previously supported were made unavailable, but the overall structure of the Macintosh Operating System has stayed the same up through the release of MacOS 9, one of the two Operating Systems shipping on new Macintoshes sold by Apple in November 2001. For example, the memory allocation routines "NewHandle" and "NewPtr" that were available to programmers in 1984 are still available under MacOS 9. The 1,200 Macintosh routines that ARDI has written are all Clasic MacOS routines.

Mac OS X

     In December 1996, Apple bought NeXT Computers, Inc. and began revising NeXT's OPENSTEP operating system for use on its Macintosh line. In July 2001 Apple began shipping MacOS X as well as MacOS 9 on all its new computers. MacOS X interacts with the hardware by using a freely available UNIX operating system core and provides three fundamentally different programming models to the programmers. One model is the UNIX programming model; another is the Macintosh Classic programming model; the third is similar to the OPENSTEP programming model. Programs can use routines from more than one programming model simultaneously. ARDI's Macintosh compatibility software does not currently implement any of the routines made available in the UNIX or OPENSTEP-like programming models and is unlikely to ever directly do so.

Business Overview

     Emulation software's usefulness varies depending on the degree of compatibility of the emulation. The Macintosh platform is continually updated by Apple. Two major changes to the Macintosh platform have decreased the usefulness of ARDI's currently shipping Macintosh compatibility software. One change began in 1993 when Apple began manufacturing Macintoshes with PowerPC CPUs instead of 680x0 CPUs. The other change began in 2000 when Apple began shipping MacOS X, an Operating System with a set of routines at its lowest layer which are different from all the Macintosh Operating Systems that preceded it.

     To meet its business objectives, ARDI will have to develop a new synthetic CPU capable of emulating the PowerPC with sufficient compatibility to allow MacOS X to run on it. ARDI does not currently have such a synthetic CPU, but does have tools, techniques and experience associated with its current synthetic CPU.

     ARDI's mission is to be a leader in emulation, both CPU and OS, software. ARDI's initial products emulate the Macintosh Classic OS and the Motorola 680x0 CPU. ARDI's knowledge of emulation and the methodology to create emulation software will be used to refine and market ARDI's existing Macintosh compatibility products and can be used to provide emulation capabability to new hardware so that the new hardware can be backwardly compatible with existing hardware.

Development to Date

     ARDI has created two Macintosh compatibility product lines. These product lines are Carbonless Copies and Executor. Carbonless Copies is used by Macintosh programmers to create new versions of their applications for non-Macintoshes. Executor is used by PC owners to run Macintosh software on their PCs. Executor is currently sold for both Windows and Linux. Carbonless Copies is currently sold only for Windows but is presently being tested under Linux.

Sales and Marketing to Date

     ARDI has never had sales or marketing employees or contractors. It has advertised occasionally in computer publications but primarily has sold its software from its website. ARDI has supported itself by using its own engineers, primarily Clifford Matthews, to sell its software. This has consumed available engineering hours, which resulted in fewer sales than if ARDI had used professional sales and market people.

Products and Services

General Technical Background

     The original Macintosh released by Apple in 1984 was built out of hardware that could be purchased by other computer manufacturers and used to create Macintosh compatible computer systems. The CPU was the mc68000 from Motorola. The video image was produced using a fixed portion of the memory to represent the 512x342 black and white screen. The hardware was basic, but the operating system was complex. For a company to build a computer that could run Macintosh programs, the routines made available to programmers from the Classic Macintosh Operating System would have to be rewritten, just like cloning IBM PCs required the routines provided by the BIOS.

     The Classic Macintosh System Software consists of three different portions of software: the Macintosh Operating System, the Macintosh Toolbox and Additional System Software. ARDI has re-implemented the parts of the Classic Macintosh Operating System ARDI considers important, most of the Macintosh Toolbox and enough of the Additional System Software to enable Macintosh programs to run on PCs without the use of any software from Apple. ARDI has registered the trademark ROMlib to refer to this re-implementation.

     The Macintosh System Software is to a Macintosh what the PC BIOS and Windows are to a PC. The Macintosh System Software routines are more numerous and more complex than the BIOS in PCs. Several companies (e.g. Compaq, Phoenix) have duplicated the functionality of PC BIOS. ARDI has duplicated the heart of the Macintosh System Software. It is the availability of re-implemented PC BIOS and Microsoft's licensing of Windows that allows PC programs to run on PCs that were not made by IBM. ARDI's technology allows Macintosh programs to run on PCs not made by Apple.

     Executor and Carbonless Copies

     Executor is ARDI's program that creates a virtual Macintosh and thereby allows Macintosh programs to be run on any platform supported by Executor. Executor is sold as two different products. Executor for Windows includes both Executor/DOS and Executor/Win32. Executor for Linux includes versions of Executor for all popular Linux distributions. Executor's target audience is anyone who has a need or desire to run Macintosh programs on their PCs.

     Carbonless Copies allows Macintosh developers to support and sell their Macintosh applications on non-Macintosh systems. When a Macintosh program is combined with Carbonless Copies, a new program that can be shipped to Windows and Linux users is created.

Incompatibilities

     ARDI's core technology is adequate to run hundreds of Macintosh programs, but Macintosh programs that have been developed more recently are less likely to run than Macintosh programs that were developed years ago. ARDI will use a portion of the proceeds of this offering to use dirty-room/clean-room reverse-engineering in an attempt to limit the major sources of incompatibility. ARDI will also try to use a portion of the proceeds to write a synthetic PowerPC CPU sufficiently compatible to run arbitrary Operating Systems directly on it, including MacOS X.

Industry Analysis

Apple

     According to their 10-K filed on December 21, 2001, Apple's net sales were $5.3b (five point three billion dollars) for their fiscal year ending September 29, 2001. During that twelve-month period they sold 3m (three million) CPU units.

     Macintosh purchasers are the targeted consumers for ARDI's Executor product. ARDI's products may be purchased as part of a move onto the Macintosh platform or as an adjunct to or to move off the Macintosh platform. As Macintoshes age, Macintosh owners who want to buy a new machine and continue to use their existing software can either purchase a new machine from Apple or purchase a non-Apple machine and use ARDI's emulation technology to run their old Macintosh programs.

Macintosh Software

     Apple's website lists over 17,000 Macintosh applications. Many of these are available for Windows. Relatively few of these Macintosh applications are available for Linux. Even when an application is available for two or more platforms, there may be an additional charge when a Macintosh user wants to get the Windows or Linux version of the software.

Target Market

Executor

     Executor will be marketed for purchase primarily by people who desire to use Macintosh applications on PCs running Windows or Linux.

     Macintosh users may be potential Executor customers because they may want to use their existing Macintosh software on non-Macintoshes. Macintoshes are significantly outnumbered by non-Macintoshes. For example, people who use a Macintosh at work or school may have a PC at home or vice-versa. Another use of Executor is to continue to use the same Macintosh applications even when the user doesn't have access to a Macintosh.

     When it is time to replace a machine, owners of Macintoshes may consider buying a PC as a replacement and may want to continue using their Macintosh software. When acquiring a second machine for a household, Macintosh users may consider using a PC as their second machine, for example in a family household where other household members use PCs outside the household. Such a household might want to run their Macintosh applications on their PC using ARDI's technology.

     Some people who use the Linux operating system who aren't Macintosh users may buy Executor to get access to high quality shrink-wrapped applications that will run efficiently on their machines. Potential examples of such quality shrink-wrapped applications are Quark XPress, Adobe Photoshop or Quicken. Even if these particular examples are ported to Linux, there are still 17,000 other Macintosh applications.

     Network administrators, graphic arts shops and educational institutions may purchase Executor for environments where Macintosh, Linux and Microsoft machines are used.

Carbonless Copies

     Carbonless Copies is licensed to developers for either $2,500 for a license which allows up to 100 copies of the new program to be sold, or $5,000 for a license which allows up to 1,000 copies of the new program to be sold. ARDI negotiates royalties individually with developers who want to sell more than 1,000 copies of their products.

     Carbonless Copies is sold "AS IS" and includes no free technical support. Developers are paying to bundle ARDI's existing technology with their products. Carbonless Copies clients who require additions to ARDI's core technology pay for the additions.

Product Licensing

Executor -- Executor has a typical end-user license that allows the licensee to use one copy of Executor on their machine in exchange for a fee. Additionally, if requested by a licensee, we will grant one license for several copies of Executor.

Carbonless Copies -- is a software library license, which allows the software manufacturer to include a copy of the Carbonless Copies Runtime System in their product. The number of copies of their product that can be sold is limited by the license. Typical numbers are 100 to 1,000 copies.

Neither licenses have time limits associated with them, but since the Carbonless Copies license limits the number of copies of the library that can be used, Carbonless Copies licensees need to purchase more licenses if they want to continue selling copies of their software after their initial set of licenses have been used.

At this point in time ARDI does not have any material single licensees for Executor or Carbonless Copies.

Competition

Introduction

     ARDI is currently unaware of any other product that allows PCs to run hundreds of Macintosh applications without using Apple's software. There are a variety of Macintosh emulators that work by having the user supply Apple's Macintosh operating system software. ARDI has written enough of the Classic Macintosh Operating System routines to allow PCs to run hundreds of Macintosh applications.

     In the future, ARDI's biggest direct competitor could be Apple, or a competitor who is currently unknown to ARDI with similar software that allows Macintosh applications to run on PCs without using Apple's intellectual property

     Current indirect competition includes actual Macintoshes running Macintosh applications; Macintosh emulators that require Apple-Intellectual Property; cross-platform software (such as software that is written for both Macintosh and PCs) and non-Macintosh software.

Apple

     Apple does not currently market any products that allow Macintosh programs to run on non-Macintoshes. Because Apple has significant resources, including the source to their own operating system, they could easily begin to develop a product that will compete with ARDI if they chose to. Apple licensed their Classic Macintosh Operating System to hardware vendors from September 1994 through September 1997. They could choose to do so again in the future. As such, although Apple isn't currently a direct competitor in the Macintosh emulation market, Apple could become or enable others to become competitors in the Macintosh emulation market at any time without any advance notice.

Non-Macintosh Applications

     Beyond the threat of Apple, people choosing to stop using Macintosh applications is the next threat.

     Although the Macintosh is the second largest shrink-wrapped software market, the PC shrink-wrapped market dominates the Macintosh shrink-wrapped software market. Few applications are Macintosh only. As such, people who own Macintosh software who are going to be using a non-Macintosh will have a choice. They can use their existing software under Executor or they can find a substitute in the PC domain, especially if the PC is running Windows instead of Linux.

Trademarks

ARDI has registered the following three trademarks, which expire in 2009:

*    ROMlib
*    Executor
*    the ARDI logo (letters ARDI in an Abacus frame)

Proprietary Rights

     Our success and ability to compete are dependent to a significant degree on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software to end-users and to other software developers, using standard industry licenses and practices as appropriate for each class of licensees. Finally, we seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of resources. We cannot be certain that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

     Third parties may claim infringement with respect to our current or future products. We expect that developers of similar Macintosh compatibility software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into terms acceptable to us or at all. A successful infringement claim against us and our failure or inability to license the infringed rights or develop or license technology with comparable functionality may have a substantial negative effect on our ability to continue our business operations.

Marketing and Sales Strategy

     Executor is meant for end-users. Compared to Executor 2, Executor 3 will require additional documentation, packaging, placement and ads to attract the general public. ARDI will attempt to sell Executor 3 through one or more distributors who can put shrink-wrapped copies of Executor on store shelves across the world.

     Carbonless Copies is essentially a licensing program for ARDI's existing technology. Macintosh developers may license Carbonless Copies so that they can ship their applications on non-Macintosh platforms. Because Carbonless Copies is used exclusively by developers, significantly less packaging, placement and advertising is needed to sell Carbonless Copies. Carbonless Copies documentation will be derived from ARDI's internal documentation (i.e. written by programmers for programmers).

Employees

     ARDI currently has two full-time employees, Clifford Matthews and Deirdre Smith. Smith handles all administrative functions including taking phone calls, first tier tech. support and order fulfillment. Matthews handles everything else including product development, documentation and debugging. Previous programmers for ARDI include Mathew Hostetter, now one of the founders of Curl; Sam Lantinga creator of the Simple Direct Media Library and former lead programmer of Loki Entertainment software and Cotton Seed. The successful closing of this offering will allow ARDI to hire a CEO, CFO, sales staff and additional software developers. Once a suitable CEO has been hired, Matthews will become CTO.

     None of ARDI's employees is represented by a labor union or subject to a collective bargaining agreement.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

Overview

     Historically, ARDI has developed software and proprietary products that have solved technical problems, but due to lack of capital and marketing talent ARDI has been unable to effectively sell its products. ARDI currently sells two products (Executor and Carbonless Copies) solely through its website. Aside from the website ARDI is not marketing either product. With investment, ARDI intends to hire a marketing director and enter into distribution agreements with third parties with national domestic distribution networks, such as Ingram Micro. ARDI has continually tailored its operational budget to closely correlate to funds received from operations and investment. It is conceivable that ARDI could remain in business indefinitely by continuing to operate in this manner. However, if ARDI is to expand its business and accomplish its business goals as outlined in this offering, substantial additional funds would be needed. Those funds are being raised through this offering.

     To implement ARDI's business plan with its strategic direction - that is, the marketing and distribution of Executor and Carbonless Copies and the development and introduction of new products - ARDI will require the substantial additional capital that this offering, if successful, provides. Additionally, partnerships are highly desirable for accelerating market penetration and for establishing market dominance. Creators of new computer architectures and new operating systems are likely to benefit from ARDI's expertise in reverse engineering and emulation and as ARDI makes a name for itself with its existing Macintosh OS emulation and CPU emulation, ARDI will seek out partnerships with companies that have new technology.

     Due to a lack of capital and a subsequent over reliance on Clifford Matthews, ARDI's majority stockholder and president, to research, develop, sell, plan and manage, ARDI has been unable to pursue a meaningful number of Carbonless Copies clients. A substantial part of ARDI's business over the last two years has come from Teacher Technology Systems, accounting for approximately 71% of ARDI's revenues in 2001 and approximately 36% in 2000. Teacher Technologies Systems was acquired by a private technology company and has since been disbanded.

     Revenues generated by ARDI in recent years via sales of Executor 2.1 and Carbonless Copies have been enough to fund the solution to the major compatibility problems, but have not been sufficient to fund a separate clean-room/dirty-room team, to employ engineers necessary to implement these solutions, or to market an increased compatibility product. As such, although ARDI's recent revenues display an ability to develop on an extremely limited budget, they do not reflect or predict ARDI's post-investment revenue potential.

MATERIAL CHANGES IN RESULTS OF OPERATIONS

Royalty Buyout Agreement

     On October 11, 2000 ARDI entered into an agreement with Teacher Technology Systems, a long-term licensee of Carbonless Copies, whereby Teacher Technology Systems paid a one-time lump sum payment of $70,000 as a buyout of all royalties that it would have to pay under its existing license agreement. The royalty buyout expired on December 31, 2001. Teacher Technology Systems has since discontinued its operations.

COMPARISON OF SIX MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2001

     Revenue. For the six months ended March 31, 2002, we had revenues of $28,875, compared to $70,305 for the six months ended March 31, 2001. The decrease in revenue is primarily attributable to decreased product marketing.

     Net Loss. For the six months ended March 31, 2002, we incurred a net loss of approximately $28,139, compared with a net loss of $1,302,448 for the six months ended March 31, 2001. The decrease is primarily attributable to our decrease in sales revenue and to a deemed interest expense associated with the beneficial conversion of notes payable. Please see footnote 7 of our financial statements for further information.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000

     Revenue. For the year ended September 30, 2001, we had revenues of $120,506, compared to $68,577 for the previous year. The increase in revenue is primarily attributable to the royalty buyout agreement with Teacher Technology Systems.

     Net Loss. For the year ended September 30, 2001, we incurred a net loss of approximately $1,287,041, compared with a net loss of $67,443 for the year ended September 30, 2000. The increase is attributable to a deemed interest expense associated with the beneficial conversion of notes payable. Please see footnote 7 of our financial statements for further information.

     Expenses. For the year ended September 30, 2001, we had expenses, excluding depreciation, of approximately $122,717, which exceeded our total revenue by $2,211, compared to $115,459 for the year ended September 30, 2000, which exceeded our total revenue by $46,882. The increase in general and administrative expenses has been primarily a result of our efforts to file this registration statement and preparing for becoming a public company.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

     Revenue. For the year ended September 30, 2000, we had revenues of $68,577, compared to $109,400 for the previous year. The decrease in revenue was a result of the decreased sales of our Executor product, primarily due to its limitation of only emulating the 680x0 processors which Apple had already discontinued using.

     Expenses. Our expenses, excluding depreciation, were $115,459 for the year ended September 30, 2000, compared with $78,187 for the previous year, an increase of $37,272. The increase in general and administrative expenses is primarily attributable to increasing first level technical support from part-time to full-time.

     Net Loss. For the year ended September 30, 2000, we incurred a net loss of approximately $67,443, compared with a net income of $10,930 for the year ended September 30, 1999, a decrease of approximately $78,373. The decrease is primarily attributable to our decreased revenue and increased expenses.

MATERIAL CHANGES IN FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have suffered from restricted cash flow. We continue to experience an ongoing working capital deficiency and, since September 30, 2001, cash has come from private sales of our common stock, limited license revenues and a royalty buyout agreement. Although management believes ARDI could continue making small improvements with no other revenue than from licensing and sales of Executor and Carbonless Copies, we will continue to require substantial amounts of capital to meet the demands of our business plan. We are attempting to raise sufficient capital to meet our current obligations and to implement our new business plan. Without ongoing revenues and/or the funding that we are seeking, it is unlikely that we will be able to fully implement our business plan and manage our day-to-day operations.

     Our balance of cash was $3,264 at September 30, 2001, compared with $0 at September 30, 2000. With such a restrictive cash position we have an immediate need for additional capital.

     Accounts payable decreased to $18,514 at September 30, 2001 from $76,423 at September 30, 2000. The decrease of approximately $57,909 is primarily attributable to the conversion of certain accounts to common stock.

     Long-term notes payable decreased to $171,786 at September 30, 2001 from $235,807 at September 30, 2000 as a result of conversion of certain debts to common stock.

     Our auditor's report indicates that there is substantial doubt about our ability to continue as a going concern. We cannot assure you that we will be able to generate internally or raise sufficient funds to continue our operations, or that our auditors will not issue another going concern opinion. However, since the minimum amount of funds to be raised through this offering are three million dollars ($3,000,000), if successful, we will have approximately twenty times the working capital we have had in our existence. If we fail to raise sufficient additional funds, either through additional financing or continuing operations, we will not be able to execute our current business plan and will have to change our revenue stream to be dependent on sales of consulting services rather than directly selling our products and technology.

     Our consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue our operations.

     We will use any internally generated funds and additional capital from this offering and/or future private placements of equity to meet our obligations and to implement our new strategic direction.

     We do not intend to make material capital expenditures in the short term. However, as discussed above, we will require cash to implement our strategic direction.

     We have an immediate need for additional capital to fund our operations and to remedy our working capital deficit. We are seeking to raise additional capital primarily through this offering. We cannot assure you that we will be able to raise additional funds on acceptable terms, or at all. If we are unable to raise additional capital on a timely basis, our business will be adversely affected and we may not be able to continue as a going concern.

Impact of Inflation

     Increases in the inflation rate are not expected to affect our operating expenses. Although we have no current plans to borrow additional funds, if we were to do so at variable interest rates, any increase in interest rates would increase our borrowed funds.

Seasonality

     Our operations are not affected by seasonal fluctuations, although our cash flows may at times be affected by fluctuations in the timing for large contracts, license fees and royalty payments.

                                 FACILITIES

     We lease office space located at 2601 Wyoming, NE Suite 209 Albuquerque, NM 87112. The lease is for one year at approximately $575 per month. We believe that our facilities are adequate for our purposes at this time.

            CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Officer/Stockholder Loans

     From time to time we may grant loans to our principal officer and stockholder, Clifford Matthews. All loans made to Mr. Matthews bear interest at a rate of 7% per annum and are due upon demand with no specific date or terms of repayment. As of March 31, 2002 the outstanding loan balance payable to us from Mr. Matthews was $45,186. We have never forgiven any indebtedness from Mr. Matthews.

                        MARKET PRICE OF COMMON STOCK

     At this time we have no intentions on listing our common stock on any quotation system or stock exchange. Prior to the effective date of this offering, our common stock was not traded on any public exchange or quotation system.

     As of March 31, 2002 there were 22 stockholders of our common stock.

                                  DIVIDENDS

     The payment of dividends is subject to the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

     We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our board of directors, based upon the board's assessment of:

*    our financial condition;
*    earnings;
*    need for funds;
*    capital requirements;
*    prior claims of preferred stock to the extent issued and  outstanding;
     and
*    other factors, including any applicable laws.

     Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

                           EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation of our Chief Executive Officer, Clifford T. Matthews for the past three fiscal years 2001, 2000 and 1999. No other officer or director received remuneration in excess of $100,000 for fiscal 2001. The remuneration described in the table does not include the cost to us of benefits furnished to the named executive officer, including premiums for health insurance and other benefits provided to individuals that are extended in connection with the conduct of our business. The value of these benefits cannot be precisely determined, but the executive officer named below did not receive other compensation in excess of the lesser of $50,000 or 10% of the officer's cash compensation.

Summary Compensation Table
                                                Long Term  Compensation
                  Annual Compensation
Name and Principal                         Other Annual  Restricted
     Position       Year  Salary   Bonus   Compensation    Stock    Options
Clifford Matthews,  2001  $15,000   N/A        N/A          N/A      50,000
   President, CEO   2000     -$0-   N/A        N/A          N/A       N/A
   and Director     1999     -$0-   N/A        N/A          N/A       N/A
Leonard Hall,
   Director         2001     -$0-   N/A        N/A          N/A      50,000
Michael Angst,
   Director         2001     -$0-   N/A        N/A          N/A      50,000

Mr. Matthews has received loans from us in the past which bear interest at 7% per annum and due upon demand. At September 30, 2001 Mr. Matthews' outstanding loan balance was $76,656.

        EXECUTIVE OFFICER/DIRECTOR OPTION GRANTS IN LAST FISCAL YEAR

                                  Percent of
                                    total
                      Number of    options
                     securities   granted to    Exercise
                     underlying   employees     or base
                       options    in fiscal      price
       Name            granted       year      ($/Share)   Expiration Date
Clifford Matthews      50,000        29%         $1.25      March 23, 2006
Michael Angst          50,000        29%         $1.25      March 23, 2006
Leonard Hall           50,000        29%         $1.25      March 23, 2006
Irvin Metelits           -0-         -0-          -0-             --


             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

                                             Number of
                    Shares                  Securities
                   acquired                 underlying         Value of
                      on        Value       unexercised      unexercised
                   exercise    Realized     options at    options at fiscal
      Name            (#)        ($)      fiscal year-end      year-end
Clifford Matthews     -0-        -0-          50,000             -0-
Michael Angst         -0-        -0-          50,000             -0-
Leonard Hall          -0-        -0-          50,000             -0-
Irvin Metelits        -0-        -0-            -0-              -0-

Compensation Committee Interlocks and Insider Participation

     We do not currently have a compensation committee of the board of directors. However, the board of directors intends to establish a compensation committee, which is expected to consist of three inside directors and two independent members.

Stock Option Plan and Non-Employee Directors' Plan

     The following descriptions apply to stock option plans which we adopted in March of 2001; 172,700 options have been granted as of the date of this prospectus.

     We have reserved for issuance an aggregate of 2,500,000 shares of common stock under our 2000/2001 Stock Option Plan and Non-Employee Directors' Plan. These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for our continued success and growth, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to us in the future.

Stock Option Plan

     Officers (including officers who are members of the board of directors), directors (other than members of the stock option committee to be established to administer the stock option plan and the directors' plan) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the planned stock option plan. The committee will administer the stock option plan and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plan.

     Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

     Each option granted under the stock option plan will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

Option Grants

     The board of directors adopted and the stockholders approved the adoption of our 2000/2001 stock option plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,500,000 shares of common stock may be granted to employees, directors and consultants. Pursuant to the plan we granted stock options as follows:

   Date Granted          Exercise Price      Number of Shares
March 23, 2001
           Granted           $1.25                     172,700
         Exercised             -                           -0-
         Cancelled             -                           -0-

Total outstanding            $1.25                     172,700

Transfer Agent

     The transfer agent for the common stock is Pacific Stock Transfer, 5844
S. Pecos Road, Suite D, Las Vegas, Nevada 89120.

                       SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of 3,389,770shares of common stock, assuming:

*    the maximum offering of 1,000,000 shares is achieved, and
* no exercise of options to purchase 172,700 shares of common stock outstanding as of the date of this prospectus.

     Of these shares, the 1,000,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 2,389,770 shares of common stock held by our existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act. As a result of the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

* 146,000 restricted shares will be eligible for immediate sale on the date of this prospectus;
* 111,200 restricted shares will be eligible for sale 90 days after the date of this prospectus; and
* the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, subject to restrictions on sales by affiliates and other vesting provisions.

     In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date, an affiliate of ARDI, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year will be entitled to sell in any 90 day period a number of shares that does not exceed the greater of:

*    one percent (1%) of the then outstanding shares of our common stock; or
* the average weekly trading volume of our common stock on the NASDAQ during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC.

     Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ARDI at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell these shares under Rule 144(k) without regard to the resale limitations.

     An employee, officer or director of or consultant to ARDI who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                   ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We have engaged the services of Weaver & Martin, LLP of Kansas City, Missouri to provide an audit of our financial statements for the years ended September 30, 2001 and September 30, 2000. This was our first auditor. We have no disagreements with our auditor through the date of this prospectus.


                                    ARDI

                        INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT                                             F-1
BALANCE SHEET                                                            F-2
STATEMENT OF OPERATIONS                                                  F-3
STATEMENT OF CASH FLOWS                                                  F-4
STATEMENT OF SHAREHOLDERS' DEFICIT                                       F-5
NOTES TO FINANCIAL STATEMENTS                                         F-6-10

                      Report of Independent Accountants

Stockholders and Directors
Abacus Research & Development, Inc.

We have audited the accompanying balance sheet of Abacus Research & Development, Inc. as of September 30, 2001 and 2000, and the related statements of operations, shareholders' deficit, and cash flows for the years ended September 30, 2001 and 2000. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Abacus Research &
Development, Inc. as of September 30, 2001 and 2000, and the related statements of operations, shareholders' equity (deficiency), and cash flows for the years ended September 30, 2001 and 2000, in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            Weaver & Martin, LLC

Kansas City, Missouri
December 26, 2001

                     Abacus Research & Development, Inc.
                                Balance Sheet

                                   March 31,           September 30,
                                      2002           2001          2000
Assets                            (unaudited)
Current assets:
  Cash                          $      1,695   $        3,264  $         0
  Prepaid expenses                    60,128           59,276            0
                                  ----------      -----------    ---------
                                      61,823           62,540            0
                                  ----------      -----------    ---------
Equipment                             44,247           44,247       40,029
Less: Accumulated depreciation        38,408           37,561       35,015
                                  ----------      -----------    ---------
                                       5,839            6,686        5,014
                                  ----------      -----------    ---------
Other assets:
  Other assets                           558              558          558
  Due from officer                    45,186           76,656       70,126
                                  ----------      -----------    ---------
                                      45,744           77,214       70,684
                                  ----------      -----------    ---------
                                $    113,406   $      146,440  $    75,698
                                  ==========      ===========    =========

Liabilities and Shareholder's
Deficit
Current liabilities:
  Accounts payable              $     21,427   $       18,514  $    76,423
  Deferred revenue                         0           14,000            0
                                  ----------      -----------    ---------
                                      21,427           32,514       76,423
Other liabilities:
  Notes payable, long-term           177,978          171,786      235,807
                                  ----------      -----------    ---------
                                     199,405          204,300      312,230
                                  ----------      -----------    ---------
Contingencies and Commitments
Shareholders' deficit:
  Common stock, $.001 par,
6,000,000 shares authorized;
2,393,770 shares issued and
outstanding as of September 30,
2001; 1,146,000 issued and
outstanding as of September 30,
2000;  2,393,770 issued and
outstanding as of March 31,            2,394           2,394        1,146
2002
  Additional paid in capital       1,569,819        1,569,819      105,354
  Retained deficit               (1,658,212)      (1,630,073)    (343,032)
                                  ----------      -----------    ---------
                                    (85,999)         (57,860)    (236,532)
                                  ----------      -----------    ---------
                                $    113,406   $      146,440  $    75,698
                                  ==========      ===========    =========

                     See notes to financial statements.

                     Abacus Research & Development, Inc.
                           Statement of Operations

                                                 Year Ended September 30,
                           Six Months Ended
                              March 31,

                           2002        2001           2001         2000
                              (unaudited)
Revenue:
  Sales revenue        $   28,875  $     42,305 $       64,506  $   68,577
  Licensing revenue             0        28,000         56,000           0
                          -------    ----------      ----------    --------
                           28,875        70,305         120,506      68,577
Expense:
  Depreciation                848         1,062           2,546       3,154
  Consulting                    0             0          15,625      14,600
  Insurance                14,351        10,041          20,507         365
Rent                        5,863         7,200          14,400      14,400
Payroll                    10,319        25,362          35,134      17,053
General and                20,981        48,584          37,051      69,041
administrative
expenses
                          -------    ----------      ----------    --------
                           52,362        92,249         125,263     118,613
                          -------    ----------      ----------    --------
Income (loss) from       (23,487)      (21,944)         (4,757)    (50,036)
operations

Other income (
expense ):
  Interest income           2,130         3,105           6,167       4,975
  Interest expense        (6,782)       (6,244)        (11,086)    (22,382)
  Deemed interest
expense associated
with
     beneficial
conversion of notes
payable                         0    (1,277,365)    (1,277,365)           0
                          -------    ----------      ----------    --------
                          (4,652)    (1,280,504)     (1,282,284)    (17,407)
                          -------    ----------      ----------    --------
Net income (loss)      $ (28,139)  $ (1,302,448) $  (1,287,041)  $ (67,443)
                          =======    ==========      ==========    ========
Basic and diluted
income (loss) per      $   (0.01)  $     (0.81) $       (0.71)  $   (0.06)
share
                          =======    ==========      ==========    ========
Weighted average
shares outstanding      2,393,770     1,604,990      1,802,185   1,146,000
                          =======    ==========      ==========    ========

                     See notes to financial statements.

                     Abacus Research & Development, Inc.
                     Statement Of Shareholders' Deficit

                 Common Stock      Contributed     Retained        Total
               Shares     Amount     Capital       Deficit        Equity
Balance,
October 1,
1998          1,146,000   $ 1,146  $    105,354  $  (286,518) $    (180,018)

Net income
for the year         0         0             0        10,930         10,930
              --------    ------    ----------    ----------    -----------
Balance,
September
30, 1999     1,146,000     1,146       105,354     (275,588)      (169,088)

Net loss for
the year             0         0             0      (67,443)       (67,443)
              --------    ------    ----------    ----------    -----------
Balance,
September
30, 2000     1,146,000     1,146       105,354     (343,032)      (236,532)

Sales of
common stock    22,000        22        27,478             0         27,500

Common stock
issued for
legal          111,200       111        44,889             0         45,000
services

Common stock
issued for
consulting
services        12,500        13        15,612             0         15,625

Common stock
issued for
notes
payable
  and
beneficial
conversion
for debt     1,102,070     1,102     1,376,486             0      1,377,588

Net loss for
the year             0         0             0   (1,287,041)    (1,287,041)
              --------    ------    ----------    ----------    -----------
Balance
September
30, 2001     2,393,770     2,394     1,569,819   (1,630,073)       (57,860)

The
following
information
for the
  six months
ended March
31, 2002
  is
unaudited

Net loss for
the six
months
  ended
March 31,            0         0             0      (28,139)       (28,139)
2002
              --------    ------    ----------    ----------    -----------
Balance
March 31,    2,393,770   $ 2,394  $  1,569,819  $(1,658,212) $     (85,999)
              ========    ======    ==========    ==========    ===========

                     See notes to financial statements.

                     Abacus Research & Development, Inc.
                           Statement of Cash Flows

                             Six Months Ended        Year Ended September
                                 March 31,                   30,
                                2002         2001       2001         2000
                                (unaudited)
Cash flows from
operating
activities:
  Net income (loss)     $(28,139)   $ (1,302,448) $ (1,287,041)  $ (67,443)

Adjustments to
reconcile net
income (loss) to
cash
  used by operating
activities:
     Depreciation
and amortization              848           1,062         2,546       3,154
     Stock issued
for services                    0          60,625        60,625           0
     Deemed
interest associated
with beneficial

conversion of notes             0       1,277,365     1,277,365           0
payable
Changes in
operating assets
and liabilities:
     Accounts
receivable                      0        (12,389)             0           0
     Prepaid                (852)        (43,888)      (59,276)           0
expense
     Due from
shareholder                31,470        (31,568)       (6,530)         550
     Accounts
payable                     2,912        (49,379)      (32,249)           0
     Deferred
revenue                  (14,000)          42,000        14,000      45,924
                           ------      ----------   -----------    --------
          Cash used
in operating
activities                (7,761)        (58,620)      (30,560)    (17,815)
                           ------      ----------   -----------    --------
Cash flows from
investing
activities:
     Acquisition of
property and
equipment                       0               0       (4,218)     (4,079)

          Cash used
in investing
activities                      0               0       (4,218)     (4,079)

Cash flows from
financing
activities:
     Sale of common
stock                           0          27,500        27,500           0
     Increase in
notes payable               6,192          31,905        10,542      21,894
                           ------      ----------   -----------    --------
          Cash
provided by
financing                   6,192          59,405        38,042      21,894
activities
                           ------      ----------   -----------    --------

Increase (decrease)
in cash                   (1,569)             785         3,264           0

Cash, beginning             3,264               0             0           0
                           ------      ----------   -----------    --------
Cash, ending            $   1,695   $         785 $       3,264  $        0
                           ======      ==========   ===========    ========

Supplement cash
flow information:
     Cash paid for
interest                $       0   $           0 $           0  $        0
                           ======      ==========   ===========    ========
     Cash paid for
income taxes                    0               0             0           0
                           ======      ==========   ===========    ========
Noncash financing
activities
     Conversion of
notes payable to
common stock            $       0   $      92,333 $      92,333  $        0
                        =========   ============= =============  ==========
     Conversion of              0           8,000         8,000           0
accounts payable to
common stock
                           ======      ==========   ===========    ========

                     See notes to financial statements.

1.   The Company and Significant Accounting Policies

     Nature of Operations

       Abacus Research & Development, Inc. (ARDI) was incorporated in Delaware on June 30, 1989. The Company was formed to research and develop computer emulation and reverse-engineered software. ARDI uses clean-room techniques to re-implement the 1,200 core Macintosh OS and toolbox routines. This allows ARDI to sell software that allows Macintosh applications to run on machines that don't contain Apple's intellectual property.

     Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Company's financial position, results of operations, or cash flows.

     Cash Equivalents

       The Company's cash equivalents consist principally of any financial instrument with maturates of generally three months or less.

     Equipment

       Equipment is carried at cost. Depreciation is on the straight line and accelerated methods, based on the useful life of the asset. As of March 31, 2002, all equipment is being depreciated over five years.

       Maintenance and repairs are charged to operations as incurred.

     Basis of Accounting

       The Financial statements are presented on the accrual basis of accounting. Under this method, revenues are recognized in the accounting period in which they are earned and expenses are recognized in the accounting period in which the liability is incurred.

     Revenue Recognition

       Revenues on sales of products are recognized when shipments are made to the customer. There are no rights of return, conditions of acceptance, or warranties, of any kind, nor are there any subsequent services, for example, installation and maintenance. Consulting revenues are recognized when the service has been completed and revenues have been earned. Expenses are recognized when incurred.

     Income Taxes

       The Company accounts for its income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements of tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Research and Development

       Research  and  development costs relating to both present  and  future products are expensed when incurred. All research and development costs were incurred by the majority shareholder/director and is not valued as there is no viable way of assessing the fair market value of his time spent. The company will not reimburse him for his personal efforts.

     Estimated Fair Value of Financial Instruments

       The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2001. Since the reported fair values of financial instruments are based upon a variety of factors, they may not represent actual values that could have been realized as of September 30, 2001 or that will be realized in the future.

       The respective carrying value of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash, due from shareholder, and notes payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximated fair values or they are receivable or payable on demand.

     Concentrations of Credit Risk

       Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. At various times during the year, the Company may have cash balances in excess of federally insured limits. The Company maintains its cash, which consists primarily of demand deposits, with high quality financial institutions, which the Company believes, limits risk.

     Earnings Per Share

       The Company computes loss per share in accordance with SFAS No. 128, Earnings Per Share. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted earnings per share computation.

       Net  loss  per common share (basic and diluted) is based  on  the  net
       loss   divided  by  the  weighted  average  number  of  common  shares outstanding during the year.

     Stock Option Plan

       Officers (including officers who are members of the Board of Directors), directors(other than members of the stock option committee to be established to administer the stock option plan and the director's plan) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the stock option plan. The committee will administer the stock option plan and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plan.

       Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option related on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock to which the incentive stock option related on the date the incentive stock option is granted.

       Each option granted under the stock option plan will be exercisable for a term of not more than ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

     Recent Accounting Pronouncements

       In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business combination," and SFAS No. 142, "Goodwill and Other Intangible Assets." These pronouncements provide guidance on how to account for the acquisition of businesses and intangible assets, including goodwill, which arise from such activities. SFAS No. 141 affirms that only one method of accounting may be applied to a business combination, the purchase method. SFAS No. 142 provides that goodwill resulting from business combinations as well as other intangible assets no longer be amortized to expense, but rather requires an annual assessment of impairment and, if necessary, adjustments to the carrying value of goodwill.

       The Company does not expect the adoption of SFAS No 141 and 142 to have a material effect on its financial position or results from operations.

2.   Going Concern Matters

       The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

       It is management's plan to finance its operations for the foreseeable future primarily with proceeds from capital contributed by shareholders and to explore other financing options in the investment community. However, there can be no assurance that these sources will provide sufficient cash inflows to enable the Company to achieve its operational objectives.


3.   Notes Payable

       Notes payable consists of notes with interest rates ranging from 7% to 8%. The notes are payable upon demand. Interest expense related to the notes was $11,100 and $22,400 for the years ended September 30, 2001 and 2000, and $6,800 for the six months ended March 31, 2002.

4.   Due From Officer

       The Company has a due from an officer/shareholder. Interest income has been accrued at a rate of 7% per annum and added to the balance due. Interest income has been accrued in the amount of $6,200 and $5,000 for the years ended September 30, 2001 and 2000, and $2,130 for the six months ended March 31, 2002.

5.   Income Taxes

       As of September 30, 2001, the Company had a net operating loss carry forward for Federal income tax reporting purposes amounting to approximately $353,000 which expire in varying amounts to 2015.

       The components of the deferred tax asset was as follows:

                                       (unaudited)
                                        March 31,        September 30,
                                          2002        2001         2000
Benefit of net operating loss
carryforwards                           $133,500    $123,000     $120,000
Valuation allowance                     $133,500    $123,000     $120,000
                                       ----------- ----------  ------------
Net deferred tax asset                     --          --           --
                                       =========== ==========  ============

       Sufficient uncertainty exists regarding the realizability of the operating loss carryforwards and, accordingly, a valuation allowance has been established.

       A reconciliation of the provision for income taxes to the statutory federal rate for continuing operations is as follows:

                                               March 31,     September 30,
                                                 2002        2001     2000
                                              (unaudited)
Statutory Federal Income Tax Rate               -34.0%      -34.0%   -34.0%

Changes in valuation allowances                  34.0%       .3%     34.0%

Nondeductible interest expense related to
beneficial conversion.  See note 7.              0.0%       33.7%     0.0%

                                              -----------  -------  -------
Effective Tax Rate                               0.0%        0.0%     0.0%
                                              ===========  =======  =======

6.   Commitments

       The Company leases office space on a month to month basis. Rent expense was $14,400 for the period ended September 30, 2001 and 2000, and $5,900 for the six months ended March 31, 2002.

7.         Beneficial Conversion

       In January of 2001, the Company issued 1,036,020 shares in a beneficial conversion of amounts owed at September 30, 2000 totaling $17,660. Included in the $17,760 converted was $11,400 owed to an officer/shareholder of the Company. The shares were valued at $1.25 for accounting purposes and the amount of value issued over the debt retired was included as interest expense. Interest expense relating to the beneficial conversion in the period ended September 30, 2001 was $1,277,365.

       In  January and February of 2001, the Company issued 66,050 shares  in a conversion of $8,000 of accounts payable owed to an officer/shareholder of the Company and $74,563 of notes payable owed to unrelated parties. The shares were valued at $1.25 for accounting purposes and the amount of value issued was equal to the debt retired, therefore there was no amount recorded as income or expense in the financial statements for the period ended September 30, 2001.

8.   Shareholders' Equity

       On July 7, 2000, there was a forward split of shares on a 1,000-to-1 basis. The financial statements have retroactive adjustments for the forward split.

       On July 7, 2000 the Company amended its Articles of Incorporation to increase the authorized capitalization to 5,000,000 shares of common stock with a par value of $.001.

       In October of 2000, the company sold 18,000 shares of common stock for $22,500.

       In October of 2000, the company exchanged 111,200 shares of common stock for $45,000 in legal services.

       In January of 2001, the company exchanged 12,500 shares of common stock for $15,625 of consulting services.

       In January of 2001, the company exchanged 1,036,020 shares in a beneficial conversion for $17,660 owed for past services. See note 7 for details.

       In February of 2001, the company exchanged 66,050 shares of common stock for accounts payable of $8,000 and note payables of $74,563. See note 7 for details.

       In March of 2001, the company sold 4,000 shares of common stock for $5,000.

       On   September  12,  2001,  the  Company  amended  its   Articles   of
       Incorporation to increase the authorized capitalization to 6,000,000 shares of common stock with a par value of $.001.

9.   Stock Option Plan

       During the year ended September 30, 2001, 172,700 stock options were granted with a strike price of $1.25. As of September 31, 2001, 90,100 are vested and no options have been exercised or cancelled. The remaining 82,600 options vest at various dates ranging from October, 2001 to May, 2002.

       As of March 31, 2002, 168,900 options are vested and no options have been exercised or cancelled. The remaining 3,800 options vest in May, 2002.

       The following table summarizes the Option Plan:

                                              March 31,      September 30,
                                                2002         2001      2000
                                             (unaudited)
 Beginning Balance - Option Outstanding        172,700         0        0
      Options Granted                             0         172,700     0
     Options Cancelled                            0            0        0
     Options Exercised                            0            0        0
                                            ------------   --------- -------

 Ending Balance - Options Outstanding          172,700      172,700     0
                                           =============  =========  =======
 Exercise Price                                1.25          1.25       0
 Shares available for grant                  2,327,300    2,327,300     0

       The fair value of the options granted has been estimated at a value of $0 at the date of the grant using a Black-Scholes option pricing model using the following assumptions:

               Expected Life - 10 years
               Volatility - 0%
               Dividend Yield - 0%
               Weighted average risk free interest rate - 4.98%

       FASB Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting, as permitted by SFAS 123. The Company accounts for the options and warrants under Accounting Principles Board Opinion
       No. 25 under which no compensation cost has been recognized. Had the compensation cost been recognized in accordance with Financial Accounting Standards Board Statement No. 123 there would have been no effect on the Company's operating income.

10.  Licensing and Deferred Revenue

       In October of 2000, the Company was paid $70,000 for a licensing buyout agreement. The agreement covered the period from October of 2000 through December of 2001. Licensing revenue of $56,000 has been recognized from this agreement as of September 31, 2001 and deferred revenue, relating to the agreement, of $14,000 exists as of September 30, 2001. The $14,000 of deferred revenue has been recognized as licensing revenue in the six months ended March 31, 2002.

11.  Prepaid Expense

       As of September 31, 2001, the Company had $59,276 in prepaid expenses. The prepaid expenses consists of $55,000 of professional fees associated with the future issuance of common stock and $4,276 of prepaid insurance. The prepaid professional fees will be offset against the proceeds of the stock issuance. The prepaid insurance is for a policy covering calendar year 2001 and has been expensed in the six months ended March 31, 2002.

12.  Unaudited Financial Statements

       The financial statements for the six months ended March 31, 2002 and 2001 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial position, results of operations, and changes in financial position of the Company. The results of operations for the six months ended March 31, 2002 are not necessary indicative of the results to be obtained for the full fiscal year.

No  dealer, salesman or any other  person
has   been   authorized   to   give   any             $5,000,000
information or to make any representation
other   than  those  contained  in   this                ARDI
prospectus  and, if given or  made,  such
information or representation must not be
relied upon as having been authorized  by
us.  This  prospectus does not constitute      ___________________, 2002
an offer to sell or a solicitation of any
offer to buy any security other than  the
shares  of common stock offered  by  this
prospectus,  nor  does it  constitute  an
offer  to sell or a solicitation  of  any
offer to buy the shares of a common stock
by  anyone in any jurisdiction  in  which
such   offer  or  solicitation   is   not
authorized, or in which the person making
such   offer  or  solicitation   is   not
qualified  to do so, or to any person  to
whom it is unlawful to make such offer or
solicitation.  Neither  the  delivery  of
this   prospectus  nor  any   sale   made
hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.


            DEALER PROSPECTUS
           DELIVERY OBLIGATION


Until    [ninety   days   from   offering
effective  date], 2002, all dealers  that
effect  transactions in these securities,
whether  or  not  participating  in  this
offering,  may be required to  deliver  a
prospectus.  This is in addition  to  the
dealers'   obligation   to   deliver    a
prospectus  when  acting as  underwriters
and   with   respect  to   their   unsold
allotments or subscriptions.
                                                 _____________________
                                                   TABLE OF CONTENTS
                                                                       Page
                                           Prospectus Summary.           1
                                           Summary Financial
                                           Information.                  3
                                           Risk Factors.                 4
                                           Use of Proceeds.             12
                                           Determination of Offering    13
                                           Price.
                                           Dilution.                    13
                                           Plan of Distribution.        14
                                           Litigation.                  15
                                           Management.                  15
                                           Principal Stockholders.      16
                                           Description of Securities.   17
                                           Legal Matters.               17
                                           Experts.                     17
                                           Disclosure of Commission
                                           Position on
                                           Indemnification for
                                           Securities Act
                                           Liabilities.                 17
                                           Our Business.                18
                                           Management Discussion and    26
                                           Analysis.
                                           Facilities.                  29
                                           Certain Relationships and
                                           Related Party
                                           Transactions.                29
                                           Market Price of Common
                                           Stock.                       30
                                           Dividends.                   30
                                           Executive Compensation.      30
                                           Shares Eligible for Future
                                           Sale.                        32
                                           Changes in and
                                           Disagreements with
                                           Accountants.                 34
                                           Independent Auditors
                                           Report.                      F-1
                                           Balance Sheet.               F-2
                                           Statement of Operations.     F-3
                                           Statement of Cash Flows .    F-4
                                           Statement of Stockholders'
                                           Equity .                     F-5
                                           Notes to Financial
                                           Statements.                  F-6

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

1. Section 145 of the Delaware General Corporation Laws ("DGCL") provides, in relevant part, as follows: "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any action action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

2. ARDI has provided for indemnification of its directors or officers in its organizing documents.

3. The Registrant may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as a representative of the Registrant, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration       $1,250
fee
NASD filing fee                                            0
Accounting fees and expenses                           5,000
Legal fees and expenses                               25,000
Printing fees and expenses                            15,000
Blue-sky fees and expenses                             2,750
Transfer agent and registrar fees and expenses           500
Miscellaneous                                            500
Total                                                $50,000

RECENT SALES OF UNREGISTERED SECURITIES

	On October 3, 2000, we sold 10,000 shares of our $0.001 par value common stock for cash consideration of $12,500 to two individuals known personally by Clifford Matthews. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The investors occupied a privileged position with our company, due to their preexisting relationship with Clifford Matthews which began in 1993, that afforded them an opportunity for effective access to files and records of our company that contained relevant information needed to make their investment decision, including our financial statements and material contracts. We reasonably believed that the investors, immediately prior to making the sales, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The investors had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the sale of the shares.

	On October 15, 2000, we sold 8,000 shares of our $0.001 par value common stock for cash consideration of $10,000 to an individual known personally by Clifford Matthews since 1998. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The investor occupied a privileged position with our company, due to their preexisting relationship with Clifford Matthews, that afforded them an opportunity for effective access to files and records of our company that contained relevant information needed to make their investment decision, including our financial statements and material contracts. We reasonably believed that the investor, immediately prior to making the sales, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The investor had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the sale of the shares.

	On October 1, 2000, we exchanged 111,200 shares of common stock for $45,000 in legal services. We believe the issuance to be exempt from registration under the Securities Act of 1933 pursuant to the exemption provided by Rule 701 for securities issued in compensatory circumstances. The recipient of the shares had complete access to our books and records and was afforded multiple opportunities to speak with our management with regards to their investment decision.

	On January 16, 2001, we issued 12,500 shares of our $0.001 par value common stock in exchange for past consulting services valued at $15,625 to an individual known personally by Clifford Matthews since at least 1994. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of
Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to their preexisting relationship with Clifford Matthews, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and material contracts. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.

	On January 16, 2001, we issued 570,000 shares of our $0.001 par value common stock to Clifford Matthews, our president, in consideration for past wages. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mr. Matthews, because of his position with our company, was deemed to be an accredited investor, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The shares were issued directly by us and did not involve a public offering or general solicitation. There were no commissions paid on the issuance of the shares.

	On January 16, 2001, we issued 466,020 shares of our $0.001 par value common stock to five individuals known by Clifford Matthews for past services. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares occupied a privileged position with our company, due to their preexisting relationship with Clifford Matthews and their past employment with the company, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and material contracts. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.
This issuance, along with the issuance of 570,000 shares to Clifford
Matthews, was deemed a beneficial conversion for $17,660 owed for past services. See note 7 of the financial statements for additional details.

	On February 20, 2001, we exchanged 66,050 shares of common stock for accounts payable of $8,000 and note payables of $74,563. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares occupied a privileged position with our company, due to their preexisting relationship with Clifford Matthews and their positions as creditors of the company, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and material contracts. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.

	On March 12, 2001, we sold 4,000 shares of our $0.001 par value common stock for cash consideration of $5,000 to two individuals known personally by Clifford Matthews. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The investors occupied a privileged position with our company, due to their preexisting relationship with Clifford Matthews, that afforded them an opportunity for effective access to files and records of our company that contained relevant information needed to make their investment decision, including our financial statements and material contracts. We reasonably believed that the investors, immediately prior to making the sales, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The investors had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the sale of the shares.

All of the above-described issuances were exempt from registration (i) pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering or (ii) Rule 701 promulgated under the Securities Act. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

EXHIBITS

     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A.   The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.
     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Albuquerque, on June 19, 2002.

ARDI

By: /s/ Clifford T. Matthews
       Clifford T. Matthews, President

Special Power of Attorney

     The undersigned constitute and appoint Clifford Matthews their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                     Title                         Date

/s/ Clifford Matthews         President, Chief              9/18/2001
Clifford Matthews             Executive Officer,
                              Director

/s/ Irvin Metelits            Treasurer, Controller         9/18/2001
Irvin Metelits

/s/ Michael Angst             Director                      9/18/2001
Michael Angst

/s/ Leonard Hall              Director                      9/18/2001
Leonard Hall

EXHIBIT INDEX

3.1** Certificate of Incorporation of Abacus Research & Development, Inc.
          filed on June 30, 1989.

3.1.1** Amended Certificate of Incorporation of Abacus Research & Development, Inc. filed on July 7, 2000.

3.1.2** Amended Certificate of Incorporation of Abacus Research & Development, Inc. filed on September 12, 2001.

3.2**     Bylaws of Abacus Research & Development, Inc.

10-1**    Escrow Agreement with Sunwest Escrow, LC dated January 29, 2002.

10-2**    Subscription Agreement

5.1* 	    Opinion of Stoecklein Law Group

23.1*     Consent of Weaver & Martin, LLC

23.2*     Consent of Stoecklein Law Group

99**  2001 Abacus Research & Development, Inc. Master Stock Option Plan
_________________________
*    Filed herewith
**   Filed in Form SB-2/A on May 22, 2002